Exhibit 7.2

... . - . . . • • • Share and Asset Purchase Agreement (SPA) By and among MyRxWallet Prana _ Private Limited ("Acquirer") MyRxWallet North America Corporation. A Wyoming Company . ("Acquirer's parent") And Clinrarc, Pvt. Ltd. An India Company ("Seller") September 24, 2025 . . • , • • , • • • . . . MyRxWallet North America Corporation 2475 South Jone s Blvd, Suite 9, L as Vegas, NV 89146 https: //M yRxWallet.io • • • • •

• • .. DEFINITIVE PURCHASE AGREEMENT . . : , . . . . This Definitive Purchase Agreement (this " Agreement") i s entered into as of September 24, 2025, by and among Clinrarc, Pvt. Ltd. (t � e "Seller''), a company organized under the laws of India; MyRx:Wallet Prana, Private Limited (the "Acquirer") , a company organized under the laws of India; and the Acquirer's parent, MyRx:Wallet North A · merica Corporation, a C0(1'1pany organized under the laws of Wyoming. The Seller and the Acquirer are hereinafter collectively referred to as the " Parties " and individually as a "Party." • • RECITALS WHEREAS, upon the terms and subject to the cond i tions set forth herein, at the first effective time · of this Agreement (the 'First Effective Time ' ), Clinrarc Pvt . Ltd . shall become a subsidiary that is majority - owned and controlled by MyRx : Wallet Prana Private Limited (the 'Acquirer'), which shall serve as the acquiring entity . MyRx : Wallet Prana Private Limited is a · wholly owned subsidiary of MyRx:Wallet North America Corporation (the 'Parent'). Accordingly, the Parent shall indirectly control Clinrarc Pvt. Ltd. through the Acquirer (the 'Surviving Corporation'). WHEREAS, immediately following the First Effective Tfme, the Seller shall be treated as a majority - owned and conttolled subsidiary of the Acquirer, and the Acquirer shall continue as the surviving company (the "Surviving Corporation"); WHEREAS, the Board of Directors of the Seller � as unanimously: (a) determined that this Agreement and the transactions contemplated hereby (the "Transactions") are fair to and in the best interests of the Seller and its shareholders; (b) approved, ado(?ted, and declared this Agreement and the Transactions advisable; (c) directed that the adoption of this Agreement be submitted for requisite approval in accordance with applicable law; and (d) recommended the approval of this Agreement and the Transactions by the Seller's shareholders; WHEREAS, the Board of Directors of the Acquirer has una · nimously: (a) determined that this Agreement, including the issuance of Acquirer equity as consideration (the "Acquirer Share Issuance"), is fair to and in the best interests of the Acquirer and its shareholders; (b) approved, adopted, and declared this Agreement and the Transactions advisable; (c) recommended that the AGquirer approve the Acquirer Share Issuance and the related Transactions; WHEREAS, the Board of Directors 9f the Acquirer has unanimously approved, adopted , and declared advisable this Agreement and the Transactions. . : WHEREAS, · concurrently with the execution and delivery of this Agreement, the Acquirer, . in its capacity as the fl!ajority shareholder of the Seller (upon completion of the equity transfer), shall execute and deliver this Agreement and provide written consent to approve the Transactions contemplated herein. NOW, THEREFORE, in consideration of the foregoing, mutual covenants, representations, warranties, covenants and agreements contained in this Agreement, the Parties hereby agree as follows: ARTICLE I CERTAIN DEFINITIONS . . MyRxWallet North America Corporation 2 475 S ou th Jon es Blvd, S uit e 9, Las V egas , NV 8 9 146 h ttps: / /MyluWallet.io . ' . . .

- . . 1.1 Certain Definitions: . .. · - - (a) The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below: · "ACTION" means any claim, action, suit, inquiry, hearing, investigation or other proceeding. "AFFILIATE" means, with respect to a Person, any other . Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by or is under common Control with, such Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise . • - . • . ' ,• • . "ACQUIRER" has the meaning set forth in the preamble hereto. "AGREEMENT' has the meaning set forth.in the preamble hereto. "ANCILLARY AGREEMENTS" means the Bill of Sale and the IP Assignment. "ASSETS" has the meaning set forth in Section 2.1. "BUSINESS DAY" means any day other than Saturday, Sunday or any day on which banks in Las Vegas, Nevada are required or authorized to be closed. "CLOSING" ha · s the meaning set forth in Section 3.1. "CLOSING DATE" has the meaning set forth in Section 3.1. .. • • • "CONTRACT" means any agreement, lease, debenture _ , note, bond, evidence of Indebtedness, mortgage, indenture, security agreement, option or other contract or commitment (whether written or oral). "FIRST EFFECTIVE TIME" has the meaning set forth Section 2.1 to 2.5 . • • "EXCLUDED ASSETS" has the meaning set forth in Section 2.3. "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.3. "GAAP" means United States generally accepted accounting principles as in effect from time to time, con � istently applied throughout the specified period and all prior comparable · periods. · . "GOVERNMENTAL ENTITY" means any government or political su _ bdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, arbitral . tribunal or arbitrator, and any nongovernmental regulating body, to the extent that the rules, regulations or orders of such body have the force of Law . • • . . MyRxWallet North America Corporation 2475 South Jones Blvd, Suite 9, Las Vegas, NV 89146 https://MyR.xWallet.io , • • • •

... • "INDEBTEDNESS" means, as to any Person: (i) all obligations, whether or not contingent, of such Person for b _ orrowed money (includ . ing, without limitation, reimbursement . and all other obligatio11s with respect to surety bonds, letters of credit and bankers' • • acceptances, whether or not matured), (ii) all obligations _ o f such Person · evidenced by notes, bonds, debentures, capitalized leases or similar instruments, (iii) all obligations of such Person representing the balance c;>f deferred purchase price of property or services, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event - of default are limited to repossession or sale of such property), (vi) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non - recourse to the credit of such Person, and (vii) all indebtedness referred to in clauses (i) through (vi) above of any other Person that is guaranteed, directly or indirectly, by such Person. "INTELLECTUAL PROPERTY" means: all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, arid all United States, international, and . foreign patents, patent applicatrons (either filed or in preparation for filing), patent disclosures and statutory invention registrations, including all reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by int � rnational treaties or conventions, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, all registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing, (iii) all copyrightable works and copyrights (whether or not registered), all registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all data and documentation relating thereto, (iv) confidential and proprietary information, trade secrets, know - how (whether patentable or nonpatentable and whether or not reduced to practice), processes and techniques, research and development information including patent and/or copyright searches conducted by Seller and/or any third party, ideas, technical data, designs, . drawings and specifications, (v) Software, (vi) coded values, formats, data and historical or ctJrrent databases, whether or not copyrightable, (vii) domain names, Internet websites or identities used or held for use by the Seller, (viii) other proprietary rights relating to any of the foregoing (including without limitation any and all associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions), and (ix) copies and tangible embodiments of any of the foregoing. "IP ASSIGNMENT" has the meaning set forth in Section 3.2(b). "KNOWLEDGE" means the actual or constructive knowledge after due inquiry of any current officer or manager of the Seller. • . . . . "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements h _ aving the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental · Entity. "LIABILITY" means all Indebtedness, obligations and other Liabilities of a Person, whether absolute , accrued, contingent, fixed or otherwise, and whether due or to become due (including for Taxes). _, • • • • • • • • MyRxWallet North America Corporation . 247 5 South Jon es Blvd, Suite 9, Las Ve gas, NV 8914 6 bttp s :/ /M y Rx Wa llet i o • . . . . •

"LIEN" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, whether voluntary or involuntary (including any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing).

"LOSS" means all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, all interest, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

"MATERIAL ADVERSE EFFECT" means any material adverse effect on the condition, operations, business, prospects or results of sales of the Seller; PROVIDED, HOWEVER, that any adverse effect arising out of or resulting from the entering into of this Agreement or the consummation of the transactions contemplated hereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

"ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

"PERSON" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity or any other entity of any kind.

"PURCHASE PRICE" has the meaning set forth in Section 2.1.

"REPRESENTATIVES" means, with respect to any Person, the directors, officers, managers, employees, counsel, accountants and other authorized representatives of such Person.

"SELLER" has the meaning set forth in the preamble hereto.

"SOFTWARE" means all computer software, including source code, object code, machine-readable code, HTML or other markup language, program listings, comments, user interfaces, menus, buttons and icons, web applications and all files, data, manuals, design notes, research and development documents, and other items and documentation related thereto or associated therewith.

"SOLVENT" means, with respect to the Seller, that (a) the Seller can pay its Liabilities, as they mature in the normal course of business, and (b) the fair value of the assets of the Seller is greater than the total amount of Liabilities of the Seller.

"TAX RETURNS" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a tax authority in any jurisdiction relating to Taxes.

"TAXES" means all federal, state, local and foreign income, profits, franchise, license, social security, transfer, registration, estimated, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

MyRxWallet North America Corporation
2475 South Jones Blvd, Suite 9, Las Vegas, NV 89146
https://MyRxWallet.io

5

, ' "THIRD - PARTY CLAIM" has the meaning set forth in Section 7.2(a). , • • . . "TRANSFER TAXES" means all sales, · use, value added, excise, registration, • • - . documentary, stamps, transfer, real property transfer, recqrding, gains, stock transfer and other similar Taxes and fees. (b) For · purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed t9 include the other genders; (ii) references herein to "Articles," "Sections," "subsections" and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall alsq apply to other subdivisions within a Section or subsection; (iv) the words "herein," "hereof," "hereunder," "hereby" and other words of similar import refer to this Agreement as a who.le and not to any particular provision; · and (v) the words "include," "includes" and "including" are deemed to . be followed by the phrase "without limitation." All accounting terms used herein and not . expressly defined herein shall have the meanings given to them under GAAP. . . • • .. ARTICLE II DEFINITIVE PURCHASE AGREEMENT Section 2.1 - Execution of Agreement . This Definitive Purchase Agreement (this "Agreement"), dated as of September 4, 2025, is entered into by and among MyRxWallet Prana Private Limited (the "Acquirer"), a company organized under the laws of India, MyRxWallet North America Corporation, a company - • • organized under the laws of the State of Wyoming and the parent of the Acquirer (the "Parent"), and Clinrarc Pvt . Ltd . , a company organized under the laws of India (the "Acquiree or Seller") . WHEREAS, the Parties desire to enter into this Agreement for the purpose of effecting the acquisition of an eighty percent (80%) controlling interest in the Seller by the Acquirer, together with the Acquirer's concurrent equity commitment intended to support the Seller's post - closing operations and strategic expansion (the "Strategic Growth Capital Commitment"); and WHEREAS, the Parties have agreed that the aggr � ate purchase - price and Strategic • J Growth Capital Commitment (collectively, the "Transaction Consideration") shall be settled entirely through the issuance of 8 , 875 , 740 shares of common stock of the Acquirer, each having a deemed issue price of USO $ 84 . 50 per share, representing an implied total transaction value of approximately USO $ 750 , 000 , 000 , which valuation is established solely for purposes of this equity - based transaction ; and WHEREAS, the shares to be issued in connection with this Agreement (the "Cons{deration Shares") sha l l _ b e duly authorized, validly issued, fully paid, C?nd non - assessable, and shall be issued in accordance with all applicable provisions of United States securities and · corporate law, together with the rules and regulations promulgated thereunder. NOW, THEREFORE, in consideration of th � mutual covenants and agr.eements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to be bound by - the terms and conditions of this Agreement and to consummate the transactions contemplated herein in accordance with the provisions set f9rth below. • MyRxWallet North Americ · a Corporation 247 5 South Jones Blvd, Suite 9 , Las Vegas , NV 89146 bttp s:/ /MyRxWallet.io • I I ' • • • I I ' .I

• • Section 2. 2 - Sale and Transfer of Equity Interests • . - . • • . Subject to the terms and conditi o ns · set forth in · this Agreement, the Seller hereby agree s · to sell, a s sign, transfer, and convey to the Acquirer, and the Acquirer hereby agrees to purchase from th e Seller, eighty percent (80 ƒ /o) of the total i s sued and out s tanding equity shares of Clinrarc Pvt. Ltd. (the "Shares"), s � c h Share s representing a controlling equity - interest in, and conferring majority ownership and voting control of, Clinrarc Pvt. Ltd. (the " Company"). • · , " Section 2.3 - Purcha s e Price , Share Issuance, and Performance Vesting Allocation of Transaction Consideration (a) Aggregate Consider � tion and Allocation • USO $50,000,000 (represented by approximately 591,716 Consideration Shares of the Ac quirer, each valued at a deemed issue price of USO $84.50 per share) shall represent the all - equity purchase consideration payable to · the Seller in exchange for eighty percent (80 ƒ /o ) of the issued and outstanding equity interests of Clinrarc P v t � Ltd. , conferring upon the Acquirer a - controlling ownership and majority governance interest in the Company; and . . . • • USO $700 , 000,000 (represented by approximately 8,284,023 Consideration Shares of the Acquirer, each valued at a deemed issue price of USO $84.50 per share) shall represent the Strategic Growth Capital Commitment, to be deployed and allocated by the Acquirer in accordance with its board - approved roadmap to support Clinrarc Pvt. Ltd.'s data - center development, operational expansion, technology scaling , and industry growth initiatives. (b) Agreed Valuation Statement • The Parties hereby acknowledge and confirm the following with respect to the valuation underlying the Transaction Consideration: (i) The valuation set forth in this Agreement has been mutually d _ etermined by the Parties solely for the purposes of effecting this transaction and establishing the deemed issue price of the Consideration Shares ; (ii) Such valuation has not been derived from, nor is it supported by, any formal third - party valuation, appraisal, or independent financial opinion regarding the Company ' s financial condition, fair market value, or any other economic indicators; and (iii) For the avoidance of doubt, the agreed valuation shall be deemed final, binding, and conclusive as between the Parties, and shall not be subject to adjustment, renegotiation, or revision on account of any subsequent events or changes, including fluctuations in • currency exchange rates between the Indian Rupee and the U.S. Dollar occurring at or after the date of this Agreement. Nothing herein shall be construed to bind the Company or any tutu . re investor, shareholder , or affiliate to the per - share value agreed for purposes of this Transaction Consideration in any subsequent equity financing, capital raise, or valuation event. (c) Seller's Vesting Schedul e and P e rformance - Based Milestones. The Seller shall be entitled to vest a total of $60,000 , 000 in consideration shares, released in four tranches upon the achievement of the following milestones. All vesting shall be subject to • . . . . MyRxWallet North America Corporation 2475 So ll th J ones Bl vd, S uit e 9 , Las V egas , NV 89 14 6 https://MyRx W allet. i o • •

validation and approval by the Parent and, where applicable, confirmation by an independent review committee or mutually appointed advisor.

Milestone 1: SEC Registration Statement Effectiveness and National Securities Exchange Listing

- The Seller shall be entitled to $5,000,000 in consideration shares immediately upon the successful completion and effectiveness of the Parent's S-1 registration statement and the Parent's national exchange listing debut.

Milestone 2: Data Center Development Initiation & Governance Structures

- The Seller shall be entitled to $15,000,000 in consideration shares upon:
  - Commencement of data center site development and construction,
  - Formation of all necessary committees for financial controls, project oversight, and auditability,
  - Ensuring every aspect of development is monitored and all expenditures are subject to audit,
  - Confirming all engaged stakeholders are appropriately licensed and bound by enforceable agreements,
  - Securing governmental endorsement/support in alignment with relevant economic development agendas.

The vesting of shares under this milestone is subject to verification of the Seller's achievement of the corresponding milestone criteria, which shall be established by audited financial statements or another mutually agreed form of independent review, and confirmed both by the Parent and any required independent review committee before release of the agreed amount to the Seller.

Milestone 3: Progress & Performance Validation

- The Seller shall be entitled to $15,000,000 in consideration shares upon:
  - Satisfactory completion of Milestone 2 requirements,
  - Demonstrable progress in data center construction and development in accordance with the Parent's goals,
  - Aggressive measures implemented for performance improvement,
  - Validation that all stakeholders maintain required performance standards,
  - Governmental support at or above anticipated levels.

The vesting of shares under this milestone is subject to verification of the Seller's achievement of the corresponding milestone criteria, which shall be established by audited financial statements or another mutually agreed form of independent review, and confirmed both by the Parent and any required independent review committee before release of the agreed amount to the Seller.

Milestone 4: Project Completion & Exceptional Results

- The Seller shall be entitled to the final $15,000,000 tranche in consideration shares upon the successful completion of both data centers' construction and development.
- An additional $10,000,000 reward shall be vested if achievements exceed expectations and are deemed spectacular or extraordinary by the Parent and any independent review committee.

MyRxWallet North America Corporation
2475 South Jones Blvd, Suite 9, Las Vegas, NV 89146
https://MyRxWallet.io

8

The vesting of shares under this milestone is subject to verification of the Seller's achievement of the corresponding milestone criteria, which shall be established by audited financial statements or another mutually agreed form of independent review, and confirmed both by the Parent and any required independent review committee before release of the agreed amount to the Seller.

2.4 Closing Term: The closing of the transaction (the "Closing") shall take place on or before October 26, 2025, or on such other date and time as may be mutually agreed upon by the Parties in writing. The Closing shall be deemed effective upon the completion of all condition's precedent and the mutual exchange of required deliverables, including the transfer of the Shares and issuance of the Consideration Shares.

Issuance, Vesting, and Securities Compliance

- Upon execution of this Agreement, the Acquirer shall promptly instruct its duly appointed Stock Transfer Agent of record to initiate the issuance of the applicable equity consideration to the shareholders designated in writing by the Seller.

- Equity shares that are immediately vested in accordance with the terms of this Agreement shall be issued and delivered without delay, subject to applicable restrictions under federal and state securities laws.

- Equity shares subject to a vesting schedule or escrow conditions shall be issued in book-entry form and held by the Transfer Agent or an appointed escrow agent, to be released in accordance with the agreed vesting milestones and any applicable escrow agreement.

Transfer of Assets and Intellectual Property:

As a condition precedent to Closing, the Seller shall transfer, assign, and convey to MyRxWallet North America Corporation all right, title, and interest in and to all business assets of Clinrarc, Pvt. Ltd., Inc. related to its technology operations. Such assets include, without limitation, all proprietary technology, software code, databases, trade secrets, product designs, trademarks, service marks, domain names, copyrights, patents, know-how, customer and vendor data, documentation, and any derivative works or improvements thereof. The transfer shall also include all tangible and intangible property, equipment, contracts, and goodwill necessary for the continued use, commercialization, and further development of the Clinrarc, Pvt. Ltd., Inc. technology platform by the Acquirer.

All intellectual property assignments shall be executed in a form reasonably acceptable to both Parties, and any filings, registrations, or recordations required with governmental or regulatory agencies (including the USPTO or relevant IP offices) shall be completed promptly following Closing.

2.5 Legal Fees: Each party shall be solely responsible for the payment of its own legal fees and expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement, including the hiring and engagement of legal counsel.

ARTICLE III
THE CLOSING DATE AND TERMS

3.1 Closing: The closing of the transactions contemplated hereby (the "CLOSING") shall take place contemporaneous with the execution of this Agreement on or prior to October 26, 2025 (the "CLOSING DATE").

MyRxWallet North America Corporation
2475 South Jones Blvd, Suite 9, Las Vegas, NV 89146
https://MyRxWallet.io

9

3.2 Delivery of Items by the Seller: The Seller shall deliver to the Acquirer at the Closing the items listed below:

(a) All documentation necessary to effectuate the transfer of eighty percent (80%) of the issued and outstanding equity interests of Seller. to the Acquirer, through its designated stock transfer agent of record, shall be prepared, executed, and delivered within 7-day post-closing. OR The Seller shall engage a licensed Stock Transfer Agent or Chartered Accountant to issue an affidavit certifying that they represent the Seller, and that based on the structure of the transaction, seller shall deliver to acquirer documentation of majority ownership with the provision prescribed herein. The affidavit shall be provided to the Acquirer's legal counsel prior to the Closing Date.

(b) Concurrently, the Seller's representative (CPA) shall furnish documentation recognizing Acquirer, as the official majority shareholder of record, entitled to full governance rights and ownership of eighty percent (80%) of Seller, effective upon the execution of the Definitive Purchase Agreement.

(c) Any required corporate resolutions, board consents, or share registers reflecting the transfer.

(d) Any other agreements or instruments reasonably requested by the Acquirer to effectuate the terms of this Agreement

(e) The acquiree shall initiate the organization's name change within thirty (30) days of receiving the funds from the acquirer or its parent's.

(f) Any other documents and instruments as the Acquirer may reasonably request.

The Acquirer will issue the agreed-upon 591,716 common shares (equivalent to $50,000,000) to the Seller and separately 8,284,023 common shares (equivalent to $700,000,000) to the company upon the execution of this SPA, through its SEC-registered Stock Transfer Agent. The issuance of these shares constitutes de facto confirmation of the equity transaction and satisfies all conditions required for Closing. Accordingly, all items shall be delivered directly to the Acquiree without escrow.

3.3 Delivery of Items by Acquirer: The Acquirer shall deliver to the Seller, within seventy-two (72) hours following the Closing, the following items:

(a) Share Certificates or Book-Entry Confirmations issued by the Stock Transfer Agent of record, evidencing the issuance of the Acquirer's common shares representing the equity ownership interest in Acquirer, as set forth in this Agreement; and

(b) Certificates or Official Receipts confirming the book-entry registration of such shares in the name(s) of the Seller or designated recipients, documenting ownership of the applicable Acquirer shares in accordance with the terms of this Agreement.

3.4 Liquidity Rights Upon SEC Qualification of Form 1-A
Upon the SEC's issuance of a Notice of Qualification with respect to the Parent's Offering Statement on Form 1-A (the "Qualification Event"), the Parent shall reserve a portion of the authorized but unissued common shares covered under such Form 1-A for the purpose of satisfying, in whole or in part, the remaining consideration payable to the Seller under this Agreement. Such shares, once issued, shall constitute newly issued, unrestricted, freely tradable securities, to the fullest extent permitted under applicable securities laws, and shall not

MyRxWallet North America Corporation
2475 South Jones Blvd, Suite 9, Las Vegas, NV 89146
https://MyRxWallet.io
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be subject to the vesting schedule or resale restrictions applicable to any non-registered Consideration Shares delivered at Closing.

The Parties acknowledge their shared commercial intent that, upon the Qualification Event, the Seller shall have immediate access to liquidity, subject to standard regulatory and brokerage limitations. The Parent shall, where required, file any supplements or notices to the Form 1-A to facilitate such issuance, and shall instruct its stock transfer agent to deliver the unrestricted shares electronically (DWAC or book-entry) within five (5) Business Days following the Qualification Event, subject only to customary anti-fraud and compliance procedures.

For clarity, the Parent is not acting as broker or selling agent for the Seller, and the Seller shall determine its own timing, pricing, and method of sale in compliance with applicable securities laws. Nothing in this Section shall impair the Parent's ability to manage offering timing, market conditions, or investor communications in good faith.

For the avoidance of doubt, the Parties further acknowledge:

(a) The Seller shall be entitled to immediate access to liquidity with respect to such newly issued unrestricted shares;

(b) The Parent shall file any supplements, notices, or amendments to the Form 1-A, if required, to facilitate such issuance; and

(c) The Parent shall instruct its duly appointed stock transfer agent to deliver such shares via DWAC or book-entry electronic settlement within five (5) Business Days of the Qualification Event, subject to standard anti-fraud compliance review.

Nothing in this Section shall obligate the Parent to sell any shares on behalf of the Seller, and the Seller shall be solely responsible for determining the manner, timing, and method of any sale, including adherence to federal and state securities regulations and any volume limitations applicable to resales.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Acquirer to enter into this Agreement, Seller represents and warrants to the Acquirer as follows:

4.1 Authorization: The Seller represents and warrants that it has conducted independent due diligence, fully understands the terms of this Agreement, and is entering into this transaction voluntarily and with informed consent. The Seller acknowledges and agrees that, upon execution of this Agreement, Seller, shall become a subsidiary of Acquirer.

The Seller further represents that it has full power and authority to execute and deliver this Agreement and any related Ancillary Agreements, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and, assuming the due authorization, execution, and delivery by the Acquirer, constitute valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms.

4.2 Brokers and Legal Fees: Each Party shall be solely responsible for any and all legal, advisory, brokerage, finder, accounting, or consulting fees it incurs in connection with the negotiation, execution, and consummation of the transactions contemplated by this Agreement, unless otherwise expressly agreed to in writing by the Parties. No agent, broker, finder,

MyRxWallet North America Corporation
2475 South Jones Blvd, Suite 9, Las Vegas, NV 89146
https://MyRxWallet.io
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investment banker, financial advisor, or other similar intermediary shall be entitled to any fee, commission, or other compensation in connection with this transaction based on any arrangement made by or on behalf of the other Party or any of its Affiliates.

4.3 Non-Contravention: Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any Law or Order or other restriction of any Governmental Entity to which the Seller may be subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel, require any notice under or result in the creation of a Lien on any of the Assets under, any Contract to which the Seller is a party or by which it is bound and to which any of its Assets is subject.

4.4 Litigation: There is no pending or, to the Knowledge of the Seller, threatened Action against or affecting the Assets. Neither the Seller nor the Assets are subject to any Order restraining, enjoining or otherwise prohibiting or making illegal any action by the Seller, this Agreement or any of the transactions contemplated hereby.

4.5 Contracts: Except as set forth in Schedule 4.5, there are no executory contracts, commitments, agreements, or arrangements (whether written or oral, including but not limited to license agreements, development agreements, joint ventures, distribution arrangements, or strategic partnerships) to which any of the Assets are bound or subject, other than this Agreement.

The Seller further represents and warrants that if there exist any prior, existing, or anticipated contractual agreements - whether written, oral, formal, or informal - that (a) relate to the Assets or operations of Noah Bio-Bank Intelligence, Private Limited, and (b) have or may reasonably be expected to have a material impact - financial, operational, or legal - on Clinrarc, Pvt. Ltd.or its business after the Closing, such agreements must be disclosed in full and delivered to the Acquirer as part of Schedule 4.5 prior to Closing.

Failure to disclose any such agreement shall constitute a material breach of this Agreement and may result in appropriate remedies, including indemnification and potential termination rights, as provided elsewhere in this Agreement.

4.6 Intellectual Property:

Seller represents and warrants that:

(a) Schedule 4.6 contains a list of all patents, trade names, trademarks and/or copyrights and all applications therefore owned by Seller with respect to the Assets and all licenses, if any, relating to the foregoing patents, trade names, trademarks and/or copyrights and all applications therefor. Schedule 4.6 identifies the owner of each item listed thereon and, in the case of registrations and applications, the application or registration number and date. The Seller has not taken any action that could result in any of the registrations and applications for registration for the Assets not being valid and in full force and effect.

(b) Except as disclosed on Schedule 4.6, the Seller is the sole and exclusive owner of, and has good and marketable title to, all the Intellectual Property in and to the Assets, including the Intellectual Property set forth on Schedule 4.6, free and clear of all Liens. Except as disclosed on Schedule 4.6, the Seller has sole and exclusive right to develop, perform, use, create derivative works of, operate, reproduce, market, sell, license, display, distribute, publish

MyRxWallet North America Corporation
2475 South Jones Blvd, Suite 9, Las Vegas, NV 89146
https://MyRxWallet.io

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and transmit the Intellectual Property in and to the Assets. Upon the Closing, except as disclosed on Schedule 4.6, the Acquirer will have sole and exclusive right, title and interest in and to the Intellectual Property in and to the Assets, such that the Acquirer shall thereafter have sole and exclusive rights to perform, reproduce, create derivative works of, develop, use, operate, market, sell, license, display, publish, transmit and distribute the Assets, free of all encumbrances. The Seller has taken reasonable measures to protect the proprietary nature of the Intellectual Property in and to the Assets and to maintain in confidence the trade secrets and confidential information that it owns or uses. Except as disclosed on Schedule 4.6, no other Person has any rights to any of Intellectual Property in and to the Assets and, to the knowledge of the Seller, no other Person is infringing, violating or misappropriating any of the Intellectual Property in and to the Assets.

(c) With respect to the Seller's Intellectual Property contributed to the Assets, such Intellectual Property does not infringe upon, violate or constitute a misappropriation of any Intellectual Property or other right of any other Person. In addition, to Seller's knowledge, none of the activities or business presently conducted by the Seller with respect to the Assets infringes or violates, or constitutes a misappropriation of any Intellectual Property or other right of any other Person. Neither the Seller nor any Affiliate of the Seller has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation. Further, neither the Seller nor any Affiliate of the Seller has disclosed to any Person, any product formula or design, or any portion or aspect of any product formula or design, which is part of the Assets, including Intellectual Property.

4.7 Title to Assets: Except as to Intellectual Property (which warranty is contained in Section 4.6): (i) the Seller has good and marketable title to all of the Assets free and clear of all Liens; (ii) this Agreement and the instruments of transfer to be executed and delivered pursuant hereto will effectively vest in the Acquirer good and marketable title to all of the Assets free and clear of all Liens; (iii) and no Person other than the Seller has any ownership interest in any of the Assets.

4.8 Investment Representations:

Seller and those receiving shares in Acquirer represent and warrant that:

(a) Seller and those receiving the shares are aware of the Acquirer's business affairs and financial condition and has acquired sufficient information about Acquirer to reach an informed and knowledgeable decision to acquire the shares that constitute the Purchase Price. Seller and those receiving the shares also acknowledge that they are relying solely on their own counsel for legal advice, and not on any statements or representations of Acquirer or its legal counsel or agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

(b) Seller and those receiving shares are acquiring the shares for investment for their own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the 1933 Act or under any applicable provision of state law. Seller and those receiving the shares do not have any present intention to transfer the shares to any person or entity. Seller and those receiving the share are aware that their investment in Acquirer is a speculative investment that has limited liquidity and is subject to the risk of complete loss. Seller and those receiving the share are able, without impairing their financial condition, to hold the shares for an indefinite period and to suffer a complete loss of its investment in the shares.

(c) Seller and those receiving shares understand that the shares that comprise the Purchase Price have not been registered under the 1933 Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Seller's investment intent as expressed herein.

MyRxWallet North America Corporation
2475 South Jones Blvd, Suite 9, Las Vegas, NV 89146
https://MyRxWallet.io
13

> f • • (d) · The Seller and af1y individual or entity receiving s . hares pursuant to this A † reement , . . . . - ·' acknowledge and agree that the shares oeing issued are " restricted securities" under applicable - � Indian securities laws, including the Companies Act, 2013, the Companies (Prospectus and Allotment of Securities) Rules, 2014, and where applicable, the SEBI (Issue of Capital and Disclosure Requirements) Regulations, as amended. Pursuant to these laws and rules, recipients may be required to hold the shares for a specified period and may not transfer, sell, or otherwise dispose of such shares unless such transfer complies with all applicable Indian corporate, securities, and exchange control laws, including approvals or exemptions under the Foreign Exchange Management Act, 1999 (FEMA) and/or RBI guidelines, where applicable. To the extent that U.S. securities laws become relevant (e.g., in the context of a subsequent listing in the U.S. or an offerin_g under Rule 144 or Regulation S), the Seller and recipients understand that the shares may also be treated as "restr i cted securities" under · the U.S. Securities Act of 1933, and may not be resold or transferred in the United States absent registration or an available exemption. The Acquirer shall have no obligation to register the shares with the U.S. Securities and Exchange Commission (SEC) or qualify them under state securities laws,. and any exemption · that may apply could be subject to conditions beyond the control of the Seller or recipients. ARTICLEV REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER As an inducement to the Seller to enter into this Agreement, the Acquirer represents and warrants to the Seller as follows: 1. Authorization: The Acquirer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and de livered by the Acquirer and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitute the valid and legally bi _ nding obligations of the Acquirer enforceable in accordance with their respective t � rms. Acquirer is a Private Limited Company organized under the laws of the State of Telangana, India, in good standing, and has obtained all consents and other approvals necessary under Telangana law, its Articles of Incorporation, and its Bylaws necessary for the execution, delivery and performance of this Agreement and the An . cillary Agreements. 2. Non - Contravention: (a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, violate any Law or Order o � other restriction of any Governmental Entity t9 which the Acquirer m _ ay be subject. . {b) The execution and delivery of this Agreement and the Ancillary Agreement � , as • • • • • • applicable, by the Acquirer does not, and the performance of this Agreement and the Ancillary Agreements by the Acquirer and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity. . 5.3 Brokers and Legal Fees: Each Party shall be solely responsible for any and all legal, advisory, brokerage, finder, accounting, or consulting fees it incurs in connection with the . • MyRxWallet North America Corporation 24 75 So uth J o n es Blvd, Suite 9, Las V eg as, NV 89146 http s: / /M.y Rx. W all e t.i o l • • I • l

• • • - negotiation, execution, and consummation of the transactions contemplated by this Agreement, unle$S o therwise expr e ssly agreed to in writi11g by the Parties. • .. • . . - No agent, broker, finder, investment banker, financial advisor, or other similar intermediary shall be entitled to any fee, commission, or other compensation in connection with this transaction based on any arrangement made by or on behalf of the other Party or any of its Affiliates. , ARTICLE VI • CONDITIONS TO OBLIGATION TO CLOSE • • 1. Conditions to Closing by the Acquirer: The obligation of the Acquirer to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Acquirer of the following conditions: (a) The representations and warranties of certain of the Seller set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or · in all respects, with respect to representations and warranties qualified by materiality, as of the date . of this Agreement and as of the Closing Date as though made on _ and as of the Closing qate. (b) The Seller shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date. (c) The Seller shall have executed and delivered each of the Ancillary Agreements, as applicable. (d) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Seller shall have obtained all necessary approvals of any Governmental Entities in connectio � _ with the transactions contemplated hereby and by the Ancillary Agreements. • (e) The Seller shall have delivered each of t � e items described in Section 3.2. . . (f) Seller shall have conducted its business only in the ordinary course and shall not have acquired or agreed to acquire as part of the business all or any substantial portion of the assets or business of any other business organization by merger or consolidation, stock purchase or asset purchase without Acquirer's approval in writing. • • . . (g) Seller shall have completed the approval of this Agreement and Ancillary Agreements as required under its articles of organization, operating agreements, and the laws of the jurisdictions where it is subject. (h) There were no appraisal rights (dissenter's rights) asserted by any owner of Seller in connection with this transaction. 6 . 2 CONDITIONS TO CLOS � NG BY THE SELLER . The obligation of the S � ller to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Seller of the following conditions : (a) The representations and warranties of the Acquir � r set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, and in all respects, with respect to representations and warranties qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. ' I I , l . • l • ; • ; • I ' . . MyRxWallet North America Corporation 2475 South Jon es Blvd, Suit e 9, Las Veg as, NV 8914 6 https://MyR.x W allet .i o I ! •

(b) The Acquirer shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) The Acquirer shall have executed and delivered each of the Ancillary Agreements, as applicable.

(d) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Acquirer shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(a) The Acquirer shall have delivered each of the items described in Section 3.3.

ARTICLE VII
POST-CLOSING COVENANTS

7.1 Transfer Taxes: Notwithstanding anything herein to the contrary, Acquirer shall be liable for and shall pay any Transfer Taxes or other similar tax imposed in connection with the transfer of the Assets pursuant to this Agreement. The party responsible under applicable Law for remitting any such tax shall pay and remit such tax on a timely basis and, if such party is the Seller, the Seller shall notify the Acquirer of the amount of such tax, and the Acquirer shall promptly pay to the Seller the amount of such tax.

7.2 Further Action: From and after the Closing, each party hereto shall execute and deliver any documents and take all further actions as may reasonably be required to implement the provisions of this Agreement and the Ancillary Agreements, and to give effect to the transactions contemplated herein and therein. This includes ensuring that the Acquirer obtains effective ownership and control of the Assets.

ARTICLE VIII
MISCELLANEOUS

8.1 Survival: Notwithstanding any right of the Acquirer (whether or not exercised) to investigate the affairs of the Seller or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or the waiver of any condition to Closing, each of the parties hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement and any certificate or other document provided hereunder or thereunder will survive the Closing.

8.2 No third-party Beneficiaries: The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

8.3 Entire Agreement: This Agreement (including the Exhibits and the Schedules hereto) constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the Parties hereto, written or oral, with respect to such subject matter.

8.4 Succession and Assignment: This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto.

MyRxWallet North America Corporation
2475 South Jones Blvd, Suite 9, Las Vegas, NV 89146
https://MyRxWallet.io

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• • • • C r 8.5 Drafting: The Parnes have participated jointly in the negotiati o n ar:td drafting of this Agreement and, in the event an ambiguity or que s tion of intent or interpretation arises, this Agreement shall be construed as if drafted joi _ ntly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. • . unless such amendment is in writing and signed by each of the Parties hereto. No waiver by any Party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, mi s representation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless f - such waiver is in writin g - and signed by the Pa r - ty against whom such w - aiver is sought to be enforced. 8.6 Governing Law: This Agreement shall be governed by, and construed in accordance with � the laws of the State of Wyoming, and in State of Telangana, Hyderabad, India, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Wyoming and State of Telangana, Hyderabad, India. . . 8. 7 Amendments and Waivers: No amendment of any provision of this Agreement shall be valid . . . . . . , • • • 8.8 Severability: If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, {b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprise � a part hereof, (c) the remaining provisions . of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable prov _ ision, there will be added automatically • as a part of this Agreement a legal, valid and enforceable . provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible. . . - • I - . • 8.9 Expenses: Except as otherwise expressly set forth herein or therein, each of the Parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement , the Ancillary Agreements and the transactions contemplated hereby or thereby, whether the transactions contemplated hereby or thereby are consummated. 8.1O Incorporation of Exhibits and Schedules: The Exhibits, Annexes and Schedules identified • in this Agreement are incorporated herein by reference and made a part hereof. Unless otherwise specified, no information contained in any numbered Schedule shall be deemed to be contained in any other numbered Schedule unless explicitly included therein {by cross reference or otherwise) . � .11 Specific Performa � ce: The Partie s hereto _ agree that irreparable c;jamage would occur if � ny provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be e · ntitled to specific performance of the terms hereof in additiqn to any other remedy available to them at law or equity. 8 . 12 H � adings: The descriptive heading s contained in this Agreement are included for . convenience of reference only and shall not affect in any way . the meaning or interpretation of this Agreement . • • • . . . MyRxWallet North America Corporation 247 5 S ou th J o n es Bl v d, S uit e 9, Las V egas, NV 89 14 6 https :/ /MyR,x \ Valle t. io ' . . • • • • • •

8.13 Counterparts: This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 Written Confirmation & SEC Compliance:

(a) Formal Acknowledgment & Acceptance.
The Seller shall provide a written confirmation or formal acceptance of this Agreement within [7] business days of execution. Such confirmation shall expressly acknowledge that this Agreement is binding, enforceable, and an integral part of the transaction.

(b) SEC Incorporation Rights.
Upon receipt of the written confirmation, the Buyer shall have the right to incorporate this Agreement into any of its SEC Registration Statement to notify the Securities and Exchange Commission (SEC) that this transaction is part of a planned Primary or Secondary Offering, or combination of both subjects to market conditions and regulatory approvals.

(c) No Further Seller Approval Required.
The Seller shall not unreasonably withhold, delay, or condition such confirmation. The Seller acknowledges that the Buyer is under regulatory obligations to disclose this Agreement as part of its SEC registration process and agrees to cooperate in good faith.

8.15 Registration Rights: At or immediately following the Closing, the Parties shall enter into a Registration Rights Agreement (the "RRA"), in substantially the form attached hereto as Exhibit F, granting the Seller (and any designated share recipients) customary demand registration, piggyback registration, and Form S-3 shelf registration rights, together with allocation of expenses, blackout periods, lock-ups, and indemnification provisions, each consistent with U.S. securities law and industry practice.

The RRA shall govern the Seller's right to request that the Acquirer file, register, qualify, or make effective one or more resale registration statements under the Securities Act of 1933 with respect to the Consideration Shares, subject to customary underwriter and regulatory limitations.

ARTICLE IX
TERMINATION

9.1 Termination Rights: This Agreement may be terminated at any time under the following conditions:

(a) Mutual Termination. By mutual written consent of both Buyer and Seller with a prior written notice of 30days.

(b) Any material or non-material, tangible or intangible changes impacting the normal business operations immediately upon execution of the Definitive Purchase Agreement shall constitute a Material Adverse Effect, requiring reassessment of contractual obligations and may be subject to breach of contractual agreement.

(c) Failure to Satisfy Closing Conditions. By either Buyer or Seller, if the Closing Conditions have not been satisfied by "Closing Date", unless the failure is due to the breach or failure of the party seeking termination.

(d) Breach by Seller. By Buyer, if the Seller breaches any material representation, warranty, or covenant and fails to cure such breach within 60 days after receiving written

MyRxWallet North America Corporation
2475 South Jones Blvd, Suite 9, Las Vegas, NV 89146
https://MyRxWallet.io

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notice.

(e) Regulatory Prohibition. By either Buyer or Seller, if the transaction is prohibited by law or regulatory order from any applicable governmental authority.

(f) Material Adverse Change. By Buyer, if a Material Adverse Change occurs that negatively impacts the financial condition, business operations, or assets of the Seller before Closing.

(g) Buyer's Non-Payment. By Seller, if Buyer fails to deliver near the Purchase Price or other required consideration as agreed in this purchase agreement.

9.2 Effect of Termination:

If this Agreement is terminated in accordance with this section:

(a) All obligations of the parties under this Agreement shall immediately terminate, except those expressly stated to survive termination (e.g., Confidentiality, Governing Law, Dispute Resolution).

(b) If termination occurs due to a material breach, the non-breaching party shall have the right to pursue remedies available under law or equity.

(c) Any funds, deposits, or escrowed amounts shall be returned or distributed in accordance with the Agreement.

ARTICLE X
INDEMNIFICATION AND REMEDIES

10.1 Indemnification by Seller

The Seller hereby agrees to indemnify, defend, and hold harmless the Acquirer and its affiliates, officers, directors, employees, agents, successors, and assigns (each an "Acquirer Indemnified Party") from and against any and all losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees), claims, demands, actions, or proceedings ("Losses") incurred or sustained by any Acquirer Indemnified Party arising out of or relating to:

(a) any breach of any representation, warranty, covenant, or agreement of the Seller contained in this Agreement or any ancillary document;

(b) any failure by the Seller to perform any post-closing obligations as set forth herein;

(c) any liability relating to, resulting from, or arising out of the Seller's ownership, conduct, or operations of Clinrarc, Pvt. Ltd., Inc. prior to Closing, including taxes, third-party claims, or employee matters.

10.2 Indemnification by Acquirer

The Acquirer agrees to indemnify, defend, and hold harmless the Seller and its affiliates, officers, directors, employees, agents, successors, and assigns (each a "Seller Indemnified Party") from and against any and all Losses incurred or sustained by any Seller Indemnified Party arising out of or relating to:

MyRxWallet North America Corporation
2475 South Jones Blvd, Suite 9, Las Vegas, NV 89146
https://MyRxWallet.io
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• • • • • • (a) any breach by the Acquirer of any representation, warranty, cov e nant, or agreement contained in this Agreement or any ancilla ry .' document ; . • . ... • • . . . ,.. ., • (b) any liability relating to operations of Clinrarc , Pvt. Ltd., Inc. following the Closing (except as expressly retained by Seller). 10.3 Procedures and Limitations · (a) Notice and Defense. The Party seeking indemnification (the "Indemnified Party") shall promptly notify the indemnifying party (the "Ind e mnifying Party") in writin · g of any claim , action, or occurrence for which indemnification is sought. The Indemnifying Party shall have the right to assume the defense and control of any claim, subject to Indemnified Party's right to participate at its · own expense. .. • • (b} Baskets and Caps. Indemnification obligations of either Party shall be subject to a · threshold ( " basket'} of · $100,000 and a maximum aggregate liability ("cap " } of $5,000,000 , except in the case of fraud, willful misconduct, or claims arising from a breach of a fundamental obligation (where caps shall not .apply). • - . . . • (c} Survival . The indemnification rights and obligations set forth in . this Article X shall survive the Closing fo r a period of twenty - four (24) months, except claims arising from fraud or willful misconduct, which shall survive indefinitely . (d} Remedies Not Exclusive. , The indemnification and remedies provided under this Article X are in addition to and not exclusive of any other rights or remedies available at law or in equity. • • • ARTICLE XI POST - CLOSING • , • • • 10.1 Following Closing: (a} Name Change. Within thirty (30} days following the Closing, the Board and shareholders of the Company shall approve a name change from C/inrarc Private Limited to Bio Intelligence Private Limited, subject to Registrar of Companies (ROC) approval under the Companies Act, 2013. . . (b) Formation of Bio Intelligence Corporation (U.S.). · Following � he Closing, either the Parent (MyRxWallet North America Corporation} or the Company (Bio Intelligence Private Limited}, acting through its board and authorized representatives, shall cause to be forrned a United S t ates corporation under the law � of the State of Wyoming to be named "Bio Intelligence Corporation " (the "U.S. Bio Entity"). The U.S. . Bio Entity shall be structured as a majority - own � d sub s idi a ry of th _ e Parent and shall serve as the United States operating and commercialization vehicle for the Bio Intelligence business, including cloud infrastructure , data center operations, Al workloads , partnerships, and revenue contracts conducted within the United States. For clarity, the corporate ownership chain following formation shall be: MyRxWallet North America Corporat i on (Parent, Wyoming) • • • • . . MyRxWallet North America Corporation . 2 4 75 So u th J o n es B l v d, S uit e 9, La s Vegas , NV 89 1 46 https://MyR.xWallet.io • I f • -- -

→ Bio Intelligence Corporation (U.S. Subsidiary, Wyoming)
→ MyRxWallet Prana Private Limited (India Subsidiary)
↳ Bio Intelligence Private Limited (formerly Clinrarc Pvt. Ltd., India Operations)

Nothing in this Agreement shall be construed to imply that the U.S. Bio Entity supersedes, merges with, or replaces the Company's Indian corporate identity or jurisdiction of incorporation. The Parties agree to execute any intercompany services, licensing, IP assignment, or transfer pricing arrangements as recommended by international tax counsel following Closing.

(c) Post-Closing Stock Issuance Mechanics (CoreWeave-Structured).

The Parties acknowledge that the Consideration Shares issued at Closing are being issued in a private placement exempt from registration under the U.S. Securities Act of 1933 in reliance on Section 4(a)(2) and, as applicable, Rule 506 of Regulation D and/or Regulation S. Such shares will be "restricted securities" at the time of issuance and shall bear applicable legends.

Upon the SEC's qualification of the Parent's offering statement on Form 1-A (the "Qualified Offering"), the Parent shall reserve and make available to the Seller, from the shares qualified under the Form 1-A, an allocation of Parent common stock having an aggregate value of USD $52,000,000 (the "Qualified Tranche"). The Qualified Tranche shall be issued at the per-share price set forth in the Qualified Offering (the "Qualified Offering Price").

The number of shares comprising the Qualified Tranche shall be determined by dividing USD $52,000,000 by the Qualified Offering Price (rounded down to the nearest whole share). The Qualified Tranche shall be issued as part of the Qualified Offering, and, to the maximum extent permitted under the Form 1-A qualification and applicable securities laws, shall be issued without restrictive legends and in a form eligible for electronic settlement through the Parent's stock transfer agent.

For clarity, the ability of the Seller to resell, transfer, or otherwise dispose of any shares received pursuant to this Section shall be subject to (i) applicable securities laws, (ii) the Registration Rights Agreement (Exhibit F), (iii) any stabilization, lock-up, or compliance protocols applicable to the Qualified Offering, and (iv) standard transfer agent and broker-dealer procedures. No assurance is provided regarding the trading liquidity, volume, market depth, or resale timing of such shares.

For purposes of this Agreement, a "Qualified Liquidity Event" means:

(i) the qualification of the Parent's offering statement on Form 1-A by the SEC,
(ii) the effectiveness of a registration statement on Form S-1 or Form S-3, or
(iii) the initial listing of Parent's common stock on either a national securities exchange or the OTC market.

No representation is made that any such Qualified Liquidity Event will occur on any particular timeline. The timing of any resale of shares issued under this Section shall remain subject to applicable securities laws, the Registration Rights Agreement (Exhibit F), transfer agent compliance, and any underwriter or market stabilization activity, where applicable.

[Signature page follows]

MyRxWallet North America Corporation
2475 South Jones Blvd, Suite 9, Las Vegas, NV 89146
https://MyRxWallet.io

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• • • • • .. IN WITNESS WHEREOF, the parties hereto have executed1his Agreement as of the day and year first above written. ,. • .. Acquirer: • Signature: _ MyRxWallet Nort � America Corporation Name: Binh Do Title: President & CFO Address: 2475 South Jones Blvd., Suite 9 Las Vegas, Nevada 89146 Email: · binh@myrxwallet.app Mobile: 408.797.8043 f mobile Main: 725.546 . 8686 • Date: . . Acquirer: . Signature: _ MyRxWallet North America Corporation Name: Olivia Trinh Title: Chairman & CEO Address: 2475 South Jones Blvd., Suite 9 Las Vegas , Nevada 89146 Email: olivia@myrxwallet.app Mobile: Main: • Dat e: • : • . Acquiree: � 1/.f' - y - � t3" . Signature: � ' Clinrarc Pvt. Ltd. . Name: Swetha Tattari . Title: . Co - Managing Director . . Email: swetha.tattari@gmail.com Phone: +91 9863727393 I D . ate : Q.,o l \ 2 - - � 2.5 . Acquiree: , Signature: _ Name: . . Karna Golla Mahesh Kumar Yadav Title: Co - Managing Director Email: Phone: Dat e: Acquiree: Signature: - I• /' � · � _ ._,,, I _;, '": j \ c, ¥ ... \ . - -- , � - - • Clinrarc Pvt. Ltd. Name: Dr. Pandi Venkatesh Title: Managing Director Address: P NO 39/A, Chandra Nagar Rasoolpura Road, Hyderabad, Secunderabad, Telangana , India ," 5000003 Email: venkat@noahtherapeutics.com Phone:+91 - 9440383778 . . • • • • MyRxWallet North America Corporation 2475 So uth Jon es Blv d , Suite 9, Las Vegas, NV 891 4 6 bttps: //MyRx Wallet.io • • •

• • • • EXHIBITS ... . • . . . . .. • - . •• Exhibit F - Registration Rights Agreement (RRA) • . , ' ' . ' • , . ' . , · . t " • ) • . ' . • . • • • . • • • . . . . • ' , - . " ' . . • • .. • . , . .. . . : Exhibit A - Board Resolution Approving Sale of Clinrarc Pvt. Ltd. Exhibit B - Share Issuance Certificate and Book - Entry Confirmation Exhibit C - Bill of Sale and IP Assignment Agreement Exhibit D - Audited Financial Statements of Clinrarc Pvt. Ltd. Exhibit E - Performance Vesting and Milestone Release Confirmation Procedures • • • • • • • MyRxWallet North Americ a · c o r por at io n 2475 South Jon es Blvd, Suite 9, Las Vegas, NV 89146 https://MyR.,x Wallelio • . • • , • • . . • ---- -